Exhibit 10.2

RIDER TO AMENDMENT NO. 1 TO THE

TECHNOLOGY SUPPORT AND SETTLEMENT AGREEMENT

THIS RIDER (the "Rider") to Amendment No. 1 to the Technology Support and Settlement Agreement of even date herewith (the "Amendment") is made and entered into as of this 30th day of April, 2001, by and between Corel Corporation ("Corel"), a Canadian corporation, and Microsoft Corporation ("Microsoft"), a Washington corporation.

The Parties agree that the Rider supplements the Amendment as follows:

1. Definitions

1.1 New Definitions. The following definitions are hereby added to the Agreement:

DD. "BSD Platform" means the version(s) of the FreeBSD or other substantially similar operating system designated by Microsoft as a target for development at or after the time it delivers the Option Notice.

EE. "Target Platform" means any of the following platforms specifically designated by Microsoft in writing as a target for development at or after the time it delivers the Option Notice: (i) the BSD Platform, (ii) the Linux Platform, or (iii) other similar platform.

2. Amendments to Agreement

2.7 Caption. The caption for Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

3. Option for Port Project.

2.8 Grant of Option to Port. Section 3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.1 Grant of Option to Port. Corel hereby grants Microsoft an option for Corel to Port some portion or all of the .NET Framework from the Windows Platform to the Target Platform (the "Port Project"). This option shall be exercisable for a period of three (3) years from the Effective Date. If Microsoft elects to exercise the option, it shall do so by sending a written notice (the "Option Notice") to Corel at the address listed below in Section 15.1.

2.9 Royalties and Accounting. Section 3.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.8 Royalties and Accounting. Microsoft may elect, in its sole discretion, to charge a royalty or other fee to Persons who wish to distribute copies of the Port Deliverables and/or derivative works thereof for the Target Platform. Microsoft agrees that it will not charge Corel more than any other Person for such rights. Corel is obligated to request information about any applicable royalties and/or fees prior to the time that it distributes any Products that include copies of the Port Deliverables and/or derivative works thereof. Corel agrees to provide Microsoft with a full and complete accounting for all applicable royalties and/or fees on not less than a quarterly basis. Corel shall comply with the provisions governing taxes set forth in the VBA Agreement in connection with its obligations under this Section. Corel also agrees that Microsoft may request an independent accounting of royalties and/or fees paid by pursuant to this Section and the rules governing an audit set forth in the VBA Agreement on ten (10) days' advance written notice to Corel.

In Witness Whereof, the Parties have caused this Rider to be executed by their duly authorized representatives as of the effective date shown above.

MICROSOFT CORPORATION COREL Corporation

By (signature) By (signature)

Thomas L. Button Derek Burney

Name (print) Name (print)

Vice President President & CEO

Title Title

May 7, 2001 May 11, 2001

Date Date